                                                                  Exhibit 10.2


                         RECEIVABLES PURCHASE AGREEMENT


                           dated as of June 30, 1999



                                      among



                             WESCO RECEIVABLES CORP.



                            WESCO DISTRIBUTION, INC.



                           MARKET STREET CAPITAL CORP.



                                       and



                         PNC BANK, NATIONAL ASSOCIATION

                                TABLE OF CONTENTS

ARTICLE I.   AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1.  Purchase Facility                                                               1
Section 1.2.  Making Purchases                                                                1
Section 1.3.  Purchased Interest Computation                                                  3
Section 1.4.  Settlement Procedures                                                           3
Section 1.5.  Fees                                                                            6
Section 1.6.  Payments and Computations, Etc                                                  6
Section 1.7.  Dividing or Combining Portions of the Capital of the Purchased Interest         7
Section 1.8.  Increased Costs                                                                 7
Section 1.9.  Requirements of Law                                                             8
Section 1.10. Inability to Determine Euro-Rate                                                8

ARTICLE II.  REPRESENTATIONS AND WARRANTIES; COVENANTS;TERMINATION EVENTS

Section 2.1.  Representations and Warranties; Covenants                                       9
Section 2.2.  Termination Events                                                              9

ARTICLE III. INDEMNIFICATION

Section 3.1.  Indemnities by the Seller                                                       9
Section 3.2.  Indemnities by the Servicer                                                    11

ARTICLE IV.  ADMINISTRATION AND COLLECTIONS

Section 4.1.  Appointment of the Servicer                                                    12
Section 4.2.  Duties of the Servicer                                                         12
Section 4.3.  Lock-Box Arrangements                                                          13
Section 4.4.  Enforcement Rights                                                             14
Section 4.5.  Responsibilities of the Seller                                                 15
Section 4.6.  Servicing Fee                                                                  15

ARTICLE V.  MISCELLANEOUS

Section 5.1.  Amendments, Etc.                                                                15
Section 5.2.  Notices, Etc.                                                                   16
Section 5.3.  Assignability                                                                   16
Section 5.4.  Costs, Expenses and Taxes                                                       17
Section 5.5.  No Proceedings; Limitation on Payments                                          17
Section 5.6.  GOVERNING LAW AND JURISDICTION                                                  18
Section 5.7.  Execution in Counterparts                                                       19
Section 5.8.  Survival of Termination                                                         19
Section 5.9.  WAIVER OF JURY TRIAL                                                            19
Section 5.10. Entire Agreement                                                                19
Section 5.11. Headings                                                                        19
Section 5.12. Issuer's Liabilities                                                            19


EXHIBIT I     Definitions
EXHIBIT II    Conditions of Purchases
EXHIBIT III   Representations and Warranties
EXHIBIT IV    Covenants
EXHIBIT V     Termination Events

SCHEDULE I    Credit and Collection Policy
SCHEDULE II   Lock-box Banks and Lock-box Accounts
SCHEDULE III  Trade Names

ANNEX A       Form of Information Package
ANNEX B       Form of Purchase Notice
ANNEX C       List of Special Obligors

         This RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this "Agreement") is entered into as of June 30, 1999, among WESCO RECEIVABLES CORP., a Delaware corporation, as seller (the "Seller"), WESCO DISTRIBUTION, INC., a Delaware corporation ("WESCO"), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the "Servicer"), MARKET STREET CAPITAL CORP., a Delaware corporation (together with its successors and permitted assigns, the "Issuer"), and PNC BANK, NATIONAL ASSOCIATION, a national banking association ("PNC"), as administrator (in such capacity, together with its successors and assigns in such capacity, the "Administrator").

         PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I. References in the Exhibits hereto to the "Agreement" refer to this Agreement, as amended, supplemented or otherwise modified from time to time.

         The Seller desires to sell, transfer and assign an undivided variable percentage interest in a pool of receivables, and the Issuer desires to acquire such undivided variable percentage interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by the Issuer.

         In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:


                                   ARTICLE I.
                       AMOUNTS AND TERMS OF THE PURCHASES


         Section 1.1. Purchase Facility. (a) On the terms and conditions hereinafter set forth, the Issuer hereby agrees to purchase, and make reinvestments of, undivided percentage ownership interests with regard to the Purchased Interest from the Seller from time to time from the date hereof to the Facility Termination Date. Under no circumstances shall the Issuer make any such purchase or reinvestment if, after giving effect to such purchase or reinvestment, the aggregate outstanding Capital of the Purchased Interest would exceed the Purchase Limit.

         (b) The Seller may, upon at least 30 days' written notice to the Administrator, terminate the purchase facility provided in this Section in whole or, upon at least 30 days' written notice to the Administrator, from time to time, irrevocably reduce in part the unused portion of the Purchase Limit; provided, that each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof, and that, unless terminated in whole, the Purchase Limit shall in no event be reduced below $200,000,000.

         Section 1.2. Making Purchases. (a) Each purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Purchased Interest hereunder shall be made upon the Seller's irrevocable written notice in the form of Annex B delivered to the Administrator in accordance with
Section 5.2 (which notice must be received by the Administrator before 11:00 a.m., New York City time): (i) at least three Business Days before the requested purchase date, in the case of a purchase to be funded at the Alternate Rate and based upon the Euro-Rate and (ii) at least one Business Day before the requested purchase date, in the case of a purchase to be funded at the Alternate Rate and based upon the Base Rate, which notice shall specify: (A) the amount requested to be paid to the Seller (such amount, which shall not be less than $1,000,000, being the Capital relating to the undivided percentage ownership interest then being purchased), (B) the date of such purchase (which shall be a Business Day),
(C) the desired funding basis for such purchase (which shall be based upon the Euro-Rate or the Base Rate) and (D) a pro forma calculation of the Purchased Interest after giving effect to the increase in Capital.

         (b) On the date of each purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Purchased Interest hereunder, the Issuer shall, upon satisfaction of the applicable conditions set forth in
Exhibit II, make available to the Seller in same day funds, at PNC Bank, National Association, account number 1006970651, ABA 043000096, an amount equal to the Capital relating to the undivided percentage ownership interest then being purchased.

         (c) Effective on the date of each purchase pursuant to this Section and each reinvestment pursuant to Section 1.4, the Seller hereby sells and assigns to the Issuer an undivided percentage ownership interest in: (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.

         (d) To secure all of the Seller's obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Issuer a security interest in all of the Seller's right, title and interest (including any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables,
(ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Box Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller under the Sale Agreement, and (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing (collectively, the "Pool Assets"). The Issuer shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Issuer, all the rights and remedies of a secured party under any applicable UCC.

         Section 1.3. Purchased Interest Computation. The Purchased Interest shall be initially computed on the date of the initial purchase hereunder. Thereafter, until the Facility Termination Date, the Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. From and after the occurrence of any Termination Day, the Purchased Interest shall (until the event(s) giving rise to such Termination Day are satisfied or are waived by the Administrator) be deemed to be 100%. The Purchased Interest shall become zero when the Capital thereof and Discount thereon shall have been paid in full, all the amounts owed by the Seller and the Servicer hereunder to the Issuer, the Administrator and any other Indemnified Party or Affected Person are paid in full, and the Servicer shall have received the accrued Servicing Fee thereon.

         Section 1.4. Settlement Procedures. (a) The collection of the Pool Receivables shall be administered by the Servicer in accordance with this Agreement. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Interest.

         (b) The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or the Servicer:

                  (i) set aside and hold in trust (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator if, at the time of such request, there exists an Unmatured Termination Event or a Termination Event or if the failure to so segregate reasonably could be expected to cause a Material Adverse Effect) for the Issuer, out of the Issuer's Share of such Collections, first, an amount equal to the Discount accrued through such day for each Portion of Capital and not previously set aside, second, an amount equal to the fees set forth in the Fee Letter accrued and unpaid through such day, and third, to the extent funds are available therefor, an amount equal to the Issuer's Share of the Servicing Fee accrued through such day and not previously set aside,

                  (ii) subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller, on behalf of the Issuer, the remainder of the Issuer's Share of such Collections. Such remainder shall to the extent representing a return of Capital, be automatically reinvested in Pool Receivables, and in the Related Security, Collections and other proceeds with respect thereto; provided, however, that if the Purchased Interest would exceed 100%, then the Servicer shall not reinvest, but shall set aside and hold in trust for the Issuer (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator if, at the time of such request, there exists an Unmatured Termination Event or a Termination Event or if the failure to so segregate reasonably could be expected to cause a Material Adverse Effect) a portion of such Collections that, together with the other Collections set aside pursuant to this paragraph, shall equal the amount necessary to reduce the Purchased Interest to 100%,

                  (iii) if such day is a Termination Day, set aside, segregate and hold in trust (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) for the Issuer the entire remainder of the Issuer's Share of the Collections; provided, that if amounts are set aside and held in trust on any Termination Day of the type described in clause (a) of the definition of "Termination Day" and, thereafter, the conditions set forth in
         Section 2 of Exhibit II are satisfied or waived by the Administrator, such previously set-aside amounts shall be reinvested in accordance with clause (ii) on the day of such subsequent satisfaction or waiver of conditions, and

                  (iv) subject to the Issuer's security interest under Section 1.2(d), release to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess of: (x) amounts required to be reinvested in accordance with clause (ii) or the proviso to clause
         (iii) plus (y) the amounts that are required to be set aside pursuant to clause (i), the proviso to clause (ii) and clause (iii) plus (z) the Seller's Share of the Servicing Fee accrued and unpaid through such day and all reasonable and appropriate out-of-pocket costs and expenses of the Servicer for servicing, collecting and administering the Pool Receivables.

         (c) The Servicer shall deposit into the Administration Account (or such other account designated by the Administrator), on each Settlement Date relating to a Portion of Capital or the payment of Fees, Collections held for the Issuer pursuant to clause (b)(i) or (f) plus the amount of Collections then held for the Issuer pursuant to clauses (b)(ii) and (iii) of Section 1.4; provided, that if WESCO or an Affiliate thereof is the Servicer, such day is not a Termination Day and the Administrator has not notified WESCO (or such Affiliate) that such right is revoked, WESCO (or such Affiliate) may retain the portion of the Collections set aside pursuant to clause (b)(i) that represents the Issuer's Share of the Servicing Fee. On each Settlement Date, the Administrator will notify the Servicer by facsimile of the amount of Discount accrued with respect to each Portion of Capital during the Yield Period or portion thereof then ending.

         (d) Upon receipt of funds deposited into the Administration Account pursuant to clause (c), the Administrator shall cause such funds to be distributed as follows:

                  (i) if such distribution occurs on a day that is not a Termination Day and the Purchased Interest does not exceed 100%, first to the Issuer in payment in full of all accrued Discount and fees (other than Servicing Fees) with respect to each Portion of Capital, and second, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to clause (b)(i) and has not retained such amounts pursuant to clause (c), to the Servicer (payable in arrears on each Monthly Settlement Date) in payment in full of the Issuer's Share of accrued Servicing Fees so set aside, and

                  (ii) if such distribution occurs on a Termination Day or on a day when the Purchased Interest exceeds 100%, first to the Issuer in payment in full of all accrued Discount with respect to each Portion of Capital, second to the Issuer in payment in full of Capital (or, if such day is not a Termination Day, the amount necessary to reduce the Purchased Interest to 100%), third, if WESCO or an Affiliate thereof is not the Servicer, to the Servicer in payment in full of all accrued Servicing Fees, fourth, if the Capital and accrued Discount with respect to each Portion of Capital have been reduced to zero, and all accrued Servicing Fees payable to the Servicer (if other than WESCO or an Affiliate thereof) have been paid in full, to the Issuer, the Administrator and any other Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller hereunder and, fifth, unless such amount has been retained by the Servicer pursuant to clause (c), then to the Servicer (if the Servicer is WESCO or an Affiliate thereof) in payment in full of the Issuer's Share of all accrued Servicing Fees.

After the Capital, Discount, fees payable pursuant to the Fee Letter and Servicing Fees with respect to the Purchased Interest, and any other amounts payable by the Seller and the Servicer to the Issuer, the Administrator or any other Indemnified Party or Affected Person hereunder, have been paid in full, all additional Collections with respect to the Purchased Interest shall be paid to the Seller for its own account.

         (e) For the purposes of this Section 1.4:

                  (i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, discount or other adjustment made by the Seller or any Affiliate of the Seller, or any setoff or dispute between the Seller or any Affiliate of the Seller and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;

                  (ii) if on any day any of the representations or warranties in
         Section 1(g) or (n) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full;

                  (iii) except as provided in clause (i) or (ii), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

                  (iv) if and to the extent the Administrator or the Issuer shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by the Administrator or the Issuer but rather to have been retained by the Seller and, accordingly, the Administrator or the Issuer, as the case may be, shall have a claim against the

         Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

         (f) If at any time the Seller shall wish to cause the reduction of Capital (but not to commence the liquidation, or reduction to zero, of the entire Capital of the Purchased Interest), the Seller may do so as follows:

                  (i) the Seller shall give the Administrator and the Servicer
         (A) at least two Business Days' prior written notice thereof for any reduction of Capital less than or equal to $10,000,000 and (B) at least ten Business Days' prior written notice thereof for any reduction of Capital greater than $10,000,000 (in each case such notice shall include the amount of such proposed reduction and the proposed date on which such reduction will commence);

                  (ii) on the proposed date of commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of reduction; and

                  (iii) the Servicer shall hold such Collections in trust for the Issuer, for payment to the Administrator on the next Settlement Date immediately following the current Yield Period, and Capital shall be deemed reduced in the amount to be paid to the Administrator only when in fact finally so paid;

provided, that:

                  (A) the amount of any such reduction shall be not less than $1,000,000 and shall be an integral multiple of $500,000, and the entire Capital of the Purchased Interest after giving effect to such reduction shall be not less than $200,000,000 and shall be in an integral multiple of $1,000,000 (unless Capital shall have been reduced to zero); and

                  (B) the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude in the same Yield Period.

         Section 1.5. Fees. The Seller shall pay to the Administrator certain fees in the amounts and on the dates set forth in a letter, dated the date hereof, among WESCO, the Seller and the Administrator (as such letter agreement may be amended, supplemented or otherwise modified from time to time, the "Fee Letter").

         Section 1.6. Payments and Computations, Etc. (a) All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than 2:00 p.m. (New York City time) on the day when due in same day funds to the Administration Account. All amounts received after 2:00 p.m. (New York City time) will be deemed to have been received on the next Business Day.

         (b) The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to 2.0% per annum above the Base Rate, payable on demand.

         (c) All computations of interest under clause (b) and all computations of Discount, fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

         Section 1.7. Dividing or Combining Portions of the Capital of the Purchased Interest. The Seller may, on the last day of any Yield Period, pursuant to written notice delivered to the Administrator in accordance with
Section 5.2: (a) at least three Business Days before such last day in the case of a Portion of Capital to be funded based upon the Euro-Rate and (b) at least two Business Days before such last day in all other cases, either: (i) divide the Capital of the Purchased Interest into two or more portions (each a "Portion of Capital"), which Portions of Capital may accrue Discount by reference to different rates, equal, in aggregate, to the Capital of the Purchased Interest; provided, that after giving effect to such division the amount of each such Portion of Capital shall be not less than $1,000,000 and shall be an integral multiple of $250,000, or (ii) combine any two or more Portions of Capital outstanding on such last day and having Yield Periods ending on such last day into a single Portion of Capital equal to the aggregate of the Capital of such Portions of Capital. Notwithstanding anything in this paragraph to the contrary, there shall not be more than five Portions of Capital outstanding at any one time.

         Section 1.8. Increased Costs. (a) If the Administrator, the Issuer, any Purchaser, any other Program Support Provider or any of their respective Affiliates (each an "Affected Person") reasonably determines that the existence of or compliance with: (i) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement, affects or would affect the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of (or otherwise to maintain the investment in) Pool Receivables related to this Agreement or any related liquidity facility, credit enhancement facility and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Administrator), the Seller shall promptly pay to the Administrator, for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Seller and the Administrator by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

         (b) If, due to either: (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchased Interest in respect of which Discount is computed by reference to the Euro-Rate, then, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs. A certificate as to such amounts submitted to the Seller and the Administrator by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

         (c) If such increased costs affect the related Affected Person's portfolio of financing transactions, such Affected Person shall use reasonable averaging and attribution methods to allocate such increased costs to the transactions contemplated by this Agreement.

         Section 1.9. Requirements of Law. If any Affected Person reasonably determines that the existence of or compliance with: (a) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (b) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement:

                  (i) does or shall subject such Affected Person to any tax of any kind whatsoever with respect to this Agreement, any increase in the Purchased Interest or in the amount of Capital relating thereto, or does or shall change the basis of taxation of payments to such Affected Person on account of Collections, Discount or any other amounts payable hereunder (excluding taxes imposed on the overall pre-tax net income of such Affected Person, and franchise taxes imposed on such Affected Person, by the jurisdiction under the laws of which such Affected Person is organized or a political subdivision thereof),

                  (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the Euro-Rate or the Base Rate hereunder, or

                  (iii) does or shall impose on such Affected Person any other condition, and the result of any of the foregoing is: (A) to increase the cost to such Affected Person of acting as Administrator, or of agreeing to purchase or purchasing or maintaining the ownership of undivided percentage ownership interests with regard to the Purchased Interest (or interests therein) or any Portion of Capital, or (B) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred. A certificate from such Affected Person to the Seller and the Administrator certifying, in reasonably specific detail, the basis for, calculation of, and amount of such additional costs or reduced amount receivable shall be conclusive and binding for all purposes, absent manifest error; provided, however, that no Affected Person shall be required to disclose any confidential or tax planning information in any such certificate.

         Section 1.10. Inability to Determine Euro-Rate. (a) If the Administrator determines before the first day of any Yield Period (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market generally, deposits in dollars (in the relevant amounts for such Yield Period) are not being offered to banks in the interbank eurodollar market for such Yield Period, or adequate means do not exist for ascertaining the Euro-Rate for such Yield Period, then the Administrator shall give notice thereof to the Seller. Thereafter, until the Administrator notifies the Seller that the circumstances giving rise to such suspension no longer exist, (a) no Portion of Capital shall be funded at the Yield Rate determined by reference to the Euro-Rate and (b) the Discount for any outstanding Portions of Capital then funded at the Yield Rate determined by reference to the Euro-Rate shall, on the last day of the then current Yield Period, be converted to the Yield Rate determined by reference to the Base Rate.

         (b) If, on or before the first day of any Yield Period, the Administrator shall have been notified by any Purchaser that, such Purchaser has determined (which determination shall be final and conclusive) that, any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Purchaser with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Purchaser to fund or maintain any Portion of Capital at the Yield Rate and based upon the Euro-Rate, the Administrator shall notify the Seller thereof. Upon receipt of such notice, until the Administrator notifies the Seller that the circumstances giving rise to such determination no longer apply, (a) no Portion of Capital shall be funded at the Yield Rate determined by reference to the Euro-Rate and (b) the Discount for any outstanding Portions of Capital then funded at the Yield Rate determined by reference to the Euro-Rate shall be converted to the Yield Rate determined by reference to the Base Rate either (i) on the last day of the then current Yield Period if such Purchaser may lawfully continue to maintain such Portion of Capital at the Yield Rate determined by reference to the Euro-Rate to such day, or (ii) immediately, if such

Purchaser may not lawfully continue to maintain such Portion of Capital at the Yield Rate determined by reference to the Euro-Rate to such day.

                                   ARTICLE II.
                   REPRESENTATIONS AND WARRANTIES; COVENANTS;
                               TERMINATION EVENTS


         Section 2.1. Representations and Warranties; Covenants. Each of the Seller, WESCO and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III and IV, respectively.

         Section 2.2. Termination Events. If any of the Termination Events set forth in Exhibit V shall occur, the Administrator may, by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (f) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Issuer and the Administrator shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the New York UCC and under other applicable law, which rights and remedies shall be cumulative.

                                  ARTICLE III.
                                INDEMNIFICATION


         Section 3.1. Indemnities by the Seller. Without limiting any other rights that the Administrator, the Issuer, any Program Support Provider or any of their respective Affiliates, employees, officers, directors, agents, counsel, successors, transferees or assigns (each, an "Indemnified Party") may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, expenses, costs, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as "Indemnified Amounts") arising out of or resulting from this Agreement (whether directly or indirectly), the use of proceeds of purchases or reinvestments, the ownership of the Purchased Interest, or any interest therein, or in respect of any Receivable, Related Security or Contract, excluding, however: (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or its officers, directors, agents or counsel, (b) recourse (except as otherwise specifically provided in this Agreement) for Receivables, or (c) any overall net income taxes or franchise taxes imposed on such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof. Without limiting or being limited by the foregoing, and subject to the exclusions set forth in the preceding sentence, the Seller shall pay on demand (which demand shall be accompanied by documentation of the Indemnified Amounts, in reasonable detail) to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

                  (i) the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable, the failure of any information contained in an Information Package to be true and correct, or the failure of any other information provided to the Issuer or the Administrator with respect to Receivables or this Agreement to be true and correct,

                  (ii) the failure of any representation, warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made in all respects when made,

                  (iii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation,

                  (iv) the failure to vest in the Issuer a valid and enforceable: (A) perfected undivided percentage ownership interest, to the extent of the Purchased Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, or
         (B) first priority perfected security interest in the Pool Assets, in each case, free and clear of any Adverse Claim,

                  (v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any purchase or reinvestment or at any subsequent time,

                  (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable,

                  (vii) any failure of the Seller, any Affiliates of the Seller or the Servicer) to perform its duties or obligations in accordance with the provisions hereof or under the Contracts,

                  (viii) any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services that are the subject of any Contract,

                  (ix) the commingling of Collections at any time with other funds,

                  (x) the use of proceeds of purchases or reinvestments, or

                  (xi) any reduction in Capital as a result of the distribution of Collections pursuant to Section 1.4(d), if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

         Section 3.2. Indemnities by the Servicer. Without limiting any other rights that the Administrator, the Issuer or any other Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in an Information Package to be true and correct, or the failure of any other information provided to the Issuer or the Administrator by, or on behalf of, the Servicer to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made in all respects when made,
(c) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable, or (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof.

                                   ARTICLE IV.
                         ADMINISTRATION AND COLLECTIONS


         Section 4.1. Appointment of the Servicer. (a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section. Until the Administrator gives notice to WESCO (in accordance with this Section) of the designation of a new Servicer, WESCO is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of a Termination Event, the Administrator may designate as Servicer any Person (including itself) to succeed WESCO or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

         (b) Upon the designation of a successor Servicer as set forth in clause
(a), WESCO agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrator determines will facilitate the transition of the performance of such activities to the new Servicer, and WESCO shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of related records and use by the new Servicer of all licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security.

         (c) WESCO acknowledges that, in making their decision to execute and deliver this Agreement, the Administrator and the Issuer have relied on WESCO's agreement to act as Servicer hereunder. Accordingly, WESCO agrees that it will not voluntarily resign as Servicer.

         (d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each a "Sub-Servicer"); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrator and the Issuer shall have the right to look solely to the Servicer for performance, and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrator may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer); provided, however, that if any such delegation is to any Person other than an Originator or an Affiliate thereof, the Administrator shall have consented in writing in advance to such delegation.

         Section 4.2. Duties of the Servicer. (a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to administer and collect each Pool

Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policies. The Servicer shall set aside, for the accounts of the Seller and the Issuer, the amount of the Collections to which each is entitled in accordance with Article I. The Servicer may, in accordance with the applicable Credit and Collection Policy, extend the maturity of any Pool Receivable (but not beyond 30 days) and extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable as the Servicer may determine to be appropriate to maximize Collections thereof; provided, however, that: (i) such extension or adjustment shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of the Issuer or the Administrator under this Agreement and
(ii) if a Termination Event has occurred and WESCO or an Affiliate thereof is serving as the Servicer, WESCO or such Affiliate may make such extension or adjustment only upon the prior approval of the Administrator. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Administrator (individually and for the benefit of the Issuer), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, the Administrator may direct the Servicer (whether the Servicer is WESCO or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security; provided, however, that no such direction may be given unless either: (A) a Termination Event has occurred or (B) the Administrator believes in good faith that failure to commence, settle or effect such legal action, foreclosure or repossession could adversely affect Receivables constituting a material portion of the Pool Receivables.

         (b) The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness that is not a Pool Receivable, less, if WESCO or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than WESCO or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable.

         (c) The Servicer's obligations hereunder shall terminate on the later of: (i) the Facility Termination Date and (ii) the date on which all amounts required to be paid to the Issuer, the Administrator and any other Indemnified Party or Affected Person hereunder shall have been paid in full.

         After such termination, if WESCO or an Affiliate thereof was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

         Section 4.3. Lock-Box Arrangements. Within 30 days of the initial purchase hereunder (or, in the case of any Lock-Box Accounts maintained at Bank of America National Trust & Savings Association and PNC Bank, National Association, prior to the initial purchase hereunder), the Seller shall enter into Lock-Box Agreements with all of the Lock-Box Banks and deliver original counterparts thereof to the Administrator. Upon the occurrence of a Termination Event, the Administrator may at any time thereafter give notice to each Lock-Box Bank that the Administrator is exercising its rights under the Lock-Box Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Lock-Box Accounts transferred to the Administrator and to exercise exclusive dominion and control over the funds deposited therein,
(b) to have the proceeds that are sent to the respective Lock-Box Accounts redirected pursuant to the Administrator's instructions rather than deposited in the applicable Lock-Box Account, and (c) to take any or all other actions permitted under the applicable Lock-Box Agreement. The Seller hereby agrees that if the Administrator at any time takes any action set forth in the preceding sentence, the Administrator shall have exclusive control of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrator may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to the Administrator. The parties hereto hereby acknowledge that if at any time the Administrator takes control of any Lock-Box Account, the Administrator shall not have any rights to the funds therein in excess of the unpaid amounts due to the Administrator, the Issuer or any other Person hereunder, and the Administrator shall distribute or cause to be distributed such funds in accordance with Section 4.2(b) and Article I (in each case as if such funds were held by the Servicer thereunder).

         Section 4.4. Enforcement Rights. (a) At any time following the occurrence of a Termination Event:

                  (i) the Administrator may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrator or its designee,

                  (ii) the Administrator may instruct the Seller or the Servicer to give notice of the Issuer's interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrator or its designee, and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor, the Administrator (at the Seller's or the Servicer's, as the case may be, expense) may so notify the Obligors, and

                  (iii) the Administrator may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool

         Receivables and the Related Security, and make the same available to the Administrator or its designee at a place selected by the Administrator, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Administrator and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee.

         (b) The Seller hereby authorizes the Administrator, and irrevocably appoints the Administrator as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Administrator, after the occurrence of a Termination Event, to collect any and all amounts or portions thereof due under any and all Pool Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

         Section 4.5. Responsibilities of the Seller. (a) Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrator or the Issuer of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. The Administrator and the Issuer shall not have any obligation or liability with respect to any Pool Asset, nor shall either of them be obligated to perform any of the obligations of the Seller, Servicer, WESCO or the Originators thereunder.

         (b) WESCO hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, WESCO shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that WESCO conducted such data-processing functions while it acted as the Servicer.

         Section 4.6. Servicing Fee. (a) Subject to clause (b), the Servicer shall be paid a fee (the "Servicing Fee") equal to 0.50% per annum of the daily average aggregate Outstanding Balance of the Pool Receivables. The Issuer's Share of such fee shall be paid through the distributions contemplated by
Section 1.4(d), and the Seller's Share of such fee shall be paid by the Seller.

         (b) If the Servicer ceases to be WESCO or an Affiliate thereof, the servicing fee shall be the greater of: (i) the amount calculated pursuant to clause (a), and (ii) an alternative amount specified by the successor Servicer not to exceed 100% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.


                                   ARTICLE V.
                                 MISCELLANEOUS


         Section 5.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Administrator, and, in the case of any amendment, by the other parties thereto; and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Issuer or the Administrator to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

         Section 5.2. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and be sent or delivered to each party hereto at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by first class mail), and notices and communications sent by other means shall be effective when received.

         Section 5.3. Assignability. (a) This Agreement and the Issuer's rights and obligations herein (including ownership of the Purchased Interest or an interest therein) shall be assignable, in whole or in part, by the Issuer and its successors and assigns with the prior written consent of the Seller; provided, however, that such consent shall not be unreasonably withheld; and provided further, that no such consent shall be required if the assignment is made to PNC, any Affiliate of PNC (other than a director or officer of PNC), any Purchaser or other Program Support Provider or any Person that is administered by PNC or any Affiliate of PNC. Each assignor may, in connection with the assignment, disclose to the applicable assignee any information relating to the Servicer, the Seller or the Pool Receivables furnished to such assignor by or on behalf of the Servicer, the Seller, the Issuer or the Administrator.

         (b) The Issuer may at any time grant to one or more banks or other institutions (each a "Purchaser") party to the Liquidity Agreement, or to any other Program Support Provider, participating interests in the Purchased Interest. In the event of any such grant by the Issuer of a participating interest to a Purchaser or other Program Support Provider, the Issuer shall remain responsible for the performance of its obligations hereunder. The

Seller agrees that each Purchaser or other Program Support Provider shall be entitled to the benefits of Sections 1.8 and 1.9.

         (c) This Agreement and the rights and obligations of the Administrator hereunder shall be assignable, in whole or in part, by the Administrator and its successors and assigns; provided, that unless: (i) such assignment is to an Affiliate of PNC, (ii) it becomes unlawful for PNC to serve as the Administrator or (iii) a Termination Event exists, the Seller has consented to such assignment, which consent shall not be unreasonably withheld.

         (d) Except as provided in Section 4.1(d), none of the Seller, WESCO or the Servicer may assign its rights or delegate its obligations hereunder or any interest herein without the prior written consent of the Administrator.

         (e) Without limiting any other rights that may be available under applicable law, the rights of the Issuer may be enforced through it or by its agents.
         Section 5.4. Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted under Section 3.1, the Seller agrees to pay on demand (subject to any limits previously agreed upon in writing by the Administrator) (which demand shall be accompanied by documentation thereof in reasonable detail) all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including periodic internal audits by the Administrator of Pool Receivables) of this Agreement, the other Transaction Documents and the other documents and agreements to be delivered hereunder (and all reasonable costs and expenses in connection with any amendment, waiver or modification of any thereof), including: (i) Attorney Costs for the Administrator, the Issuer and their respective Affiliates and agents with respect thereto and with respect to advising the Administrator, the Issuer and their respective Affiliates and agents as to their rights and remedies under this Agreement and the other Transaction Documents, and (ii) all reasonable costs and expenses (including Attorney Costs), if any, of the Administrator, the Issuer and their respective Affiliates and agents in connection with the enforcement of this Agreement and the other Transaction Documents.

         (b) In addition, the Seller shall pay on demand any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

         Section 5.5. No Proceedings; Limitation on Payments. Each of the Seller, WESCO, the Servicer, the Administrator, each assignee of the Purchased Interest or any interest therein, and each Person that enters into a commitment to purchase the Purchased Interest or interests therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the

Purchased Interest shall be outstanding or the date all other amounts owed by the Seller under the Agreement to the Issuer, the Administrator and any other Indemnified Party or Affected Person shall be paid in full. The provision of this Section 5.5 shall survive any termination of this Agreement.

         Section 5.6. GOVERNING LAW AND JURISDICTION. (a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

         (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

         Section 5.7. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

         Section 5.8. Survival of Termination. The provisions of Sections 1.8, 1.9, 3.1, 3.2, 5.4, 5.5, 5.6, 5.9 and 5.12 shall survive any termination of this Agreement.

         Section 5.9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR

OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

         Section 5.10. Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

         Section 5.11. Headings. The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

         Section 5.12. Issuer's Liabilities. The obligations of the Issuer under the Transaction Documents are solely the corporate obligations of the Issuer. No recourse shall be had for any obligation or claim arising out of or based upon any Transaction Document against any stockholder, employee, officer, director or incorporator of the Issuer; provided, however, that this Section shall not relieve any such Person of any liability it might otherwise have for its own gross negligence or willful misconduct.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                       WESCO RECEIVABLES CORP.


                                       By: /s/ ROBERT M. NAPOLITAN
                                           -----------------------
                                       Name: Robert M. Napolitan
                                       Title: Assistant Treasurer and
                                              Assistant Secretary

                                       Address:
                                       Commerce Court, Suite 700
                                       Four Station Square
                                       Pittsburgh, Pennsylvania 15219
                                       Attention: Secretary and General Counsel
                                       Telephone: (412) 454-2254
                                       Facsimile: (412) 454-2515

                                       WESCO DISTRIBUTION, INC.,
                                       as Servicer


                                       By: /s/ STEVE A. BURLESON
                                           ---------------------
                                       Name: Steve A. Burleson
                                       Title: Vice President and
                                              Chief Financial Officer

                                       Address:
                                       Commerce Court, Suite 700
                                       Four Station Square
                                       Pittsburgh, Pennsylvania 15219
                                       Attention: Secretary and General Counsel
                                       Telephone: (412) 454-2254
                                       Facsimile: (412) 454-2515

                                       MARKET STREET CAPITAL CORP.

                                       By: /s/ ELIZABETH S. ELDRIDGE
                                           -------------------------
                                       Name: Elizabeth S. Eldridge
                                       Title: Vice President

                                       Address:
                                       Market Street Capital Corp.
                                       c/o AMACAR Group, L.L.C.
                                       6525 Morrison Blvd., Suite 318
                                       Charlotte, North Carolina 28211

                                       Attention: Douglas K. Johnson
                                       Telephone No.: (704) 365-0569
                                       Facsimile No.: (704) 365-1362

                                       With a copy to:


                                       PNC Bank, National Association
                                       One PNC Plaza
                                       249 Fifth Avenue
                                       Pittsburgh, Pennsylvania  15222-2707

                                       Attention: John Smathers
                                       Telephone No.: (412) 762-6440
                                       Facsimile No.: (412) 762-9184


                                       PNC BANK, NATIONAL ASSOCIATION,
                                       as Administrator

                                       By: /s/ JOHN T. SMATHERS
                                           --------------------
                                       Name: John T. Smathers
                                       Title: Vice President

                                       Address:
                                       PNC Bank, National Association
                                       One PNC Plaza
                                       249 Fifth Avenue
                                       Pittsburgh, Pennsylvania  15222-2707

                                       Attention: John Smathers
                                       Telephone No.: (412) 762-6440
                                       Facsimile No.: (412) 762-9184


                                                                           RPA

                                    EXHIBIT I
                                   DEFINITIONS


         As used in the Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Agreement.

         "Administration Account" means the account (account number 1002420425) of the Administrator maintained at the office of PNC at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, or such other account as may be so designated in writing by the Administrator to the Servicer.

         "Administrator" has the meaning set forth in the preamble to the Agreement.

         "Adverse Claim" means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of the Issuer or the Administrator (for the benefit of the Issuer) shall not constitute an Adverse Claim.

         "Affected Person" has the meaning set forth in Section 1.8 of the Agreement.

         "Affiliate" means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, with respect to the Issuer, Affiliate shall mean the holder(s) of its capital stock. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

         "Agreement" has the meaning set forth in the preamble to the Agreement.

         "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.

         "Bankruptcy Code" means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.), as amended from time to time.

         "Base Rate" means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

                  (a) the rate of interest in effect for such day as publicly announced from time to time by PNC in Pittsburgh, Pennsylvania as its "prime rate." Such "prime rate" is set by PNC based upon various factors, including PNC's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and

                  (b) 0.50% per annum above the latest Federal Funds Rate.

         "BBA" means the British Bankers' Association.

         "Benefit Plan" means any employee benefit pension plan as defined in
Section 3(2) of ERISA in respect of which the Seller, any Originator, WESCO or any ERISA Affiliate is, or at any time during the immediately preceding six years was, an "employer" as defined in Section 3(5) of ERISA.

         "Business Day" means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in New York City, New York or Pittsburgh, Pennsylvania, and (b) if this definition of "Business Day" is utilized in connection with the Euro-Rate, dealings are carried out in the London interbank market.

         "Capital" means the amount paid to the Seller in respect of the Purchased Interest by the Issuer pursuant to the Agreement, or such amount divided or combined in accordance with Section 1.7 of the Agreement, in each case reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 1.4(d) of the Agreement; provided, that if such Capital shall have been reduced by any distribution, and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

         "Change in Control" means that WESCO ceases to own, directly or indirectly, 100% of the capital stock of the Seller free and clear of all Adverse Claims or a majority of the capital stock of any Originator, subject to the pledge by WESCO to Bank of America National Trust and Savings Association pursuant to the Security Agreement, among WESCO, Bank of America National Trust and Savings Association and various other parties..

         "Closing Date" means June 30, 1999.

         "Collections" means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, WESCO, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other

Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Collections deemed to have been received pursuant to Section 1.4(e) of the Agreement and (c) all other proceeds of such Pool Receivable.

         "Company Note" has the meaning set forth in Section 3.1 of the Sale Agreement.

         "Concentration Percentage" means: (a) for any Obligor that is not a Special Obligor, the Normal Concentration Percentage and (b) for any Special Obligor, the "Special Obligor Concentration Percentage", approved in the sole discretion of the Administrator, and set forth as such opposite its name on Annex C to the Agreement; provided, however, that the Issuer may, with prior written consent from the Administrator and the Liquidity Agent, and if the Rating Agency Condition is satisfied, approve higher Concentration Percentages for selected Obligors (which approved percentage shall become the "Concentration Percentage" applicable to such Obligor).

         "Contract" means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

         "Credit and Collection Policy" means, as the context may require, those receivables credit and collection policies and practices of each Originator in effect on the date of the Agreement and described in Schedule I to the Agreement, as modified in compliance with the Agreement.

         "Cut-off Date" has the meaning set forth in the Sale Agreement.

         "Days' Sales Outstanding" means, for any calendar month, an amount computed as of the last day of such calendar month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent calendar months ended on the last day of such calendar month divided by (b)(i) the aggregate credit sales made by the Originators during the three calendar months ended on or before the last day of such calendar month divided by (ii) 90.

         "Debt" means: (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d).

         "Defaulted Receivable" means a Receivable:

                  (a) as to which any payment, or part thereof, remains unpaid for more than 180 days from the original invoice date for such payment, or

                  (b) without duplication (i) as to which an Event of Bankruptcy shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto, or (ii) that has been written off the Seller's books as uncollectible.

         "Default Ratio" means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such month, by (b) the aggregate credit sales made by the Originators during such month.

         "Delinquency Ratio" means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

         "Delinquent Receivable" means a Receivable (a) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original invoice date for such payment or (b) without duplication, which has been (or consistent with the Credit and Collection Policy, would be) classified as a Delinquent Receivable by the applicable Originator.

         "Dilution Ratio" means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each calendar month by dividing: (a) the aggregate amount of payments made or owed by the Seller pursuant to Section 1.4(e)(i) of the Agreement (other than the amount which constitutes Advertising Allowance) during such calendar month by (b) the aggregate credit sales made by all the Originators during the calendar month that is [one ] month prior to such calendar month.

         "Discount" means for the Portion of Capital for any Yield Period an amount determined in accordance with the following formula:

                              YR x C x ED/Year + TF

    where:

           C  =  the Portion of Capital outstanding during such Yield Period,

           ED =  the actual number of days during such Yield Period,

           TF = the Termination Fee, if any, for the Portion of Capital for such Yield Period,

         Year = if such Portion of Capital is funded based upon: (i) the Euro-Rate, 360 days, and (ii) the Base Rate, 365 or 366 days, as applicable, and

           YR = the Yield Rate for the Portion of Capital for such Yield Period;

provided, that no provision of the Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided further, that Discount for the Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

         "Eligible Receivable" means, at any time, a Pool Receivable:

                  (a) the Obligor of which is (i) a United States resident; (ii) not a government or a governmental subdivision, affiliate or agency,
         (iii) not subject to any action of the type described in paragraph (f) of Exhibit V to the Agreement and (iv) not an Affiliate of WESCO or any Affiliate of WESCO,

                  (b) that is denominated and payable only in U.S. dollars in the United States,

                  (c) that does not have a stated maturity which is more than 90 days after the original invoice date of such Receivable, unless a longer stated maturity is approved by and in the sole discretion of the Administrator in writing, prior to the acquisition of such Receivable (or any interest therein).

                  (d) that arises under a duly authorized Contract for the sale and delivery of goods and services in the ordinary course of an Originator's business,

                  (e) that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms,

                  (f) that conforms in all material respects with all applicable laws, rulings and regulations in effect,

                  (g) that is not the subject of any asserted dispute, offset, hold back defense, Adverse Claim or other claim,

                  (h) that satisfies all applicable requirements of the applicable Credit and Collection Policy,

                  (i) that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2 of the Agreement,

                  (j) in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable by the Seller (including without any consent of the related Obligor),

                  (k) for which the Issuer shall have a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, and a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim,

                  (l) that constitutes an account as defined in the UCC, and that is not evidenced by instruments or chattel paper,

                  (m) that is not a Defaulted Receivable,

                  (n) for which none of the Originator thereof, the Seller and the Servicer has established any offset arrangements with the related Obligor,

                  (o) for which Defaulted Receivables of the related Obligor do not exceed 25% of the Outstanding Balance of all such Obligor's Receivables, and

                  (p) that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

         "ERISA Affiliate" means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, any Originator or WESCO, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, any Originator or WESCO, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, any Originator, any corporation described in clause (a) or any trade or business described in clause (b).

         "Euro-Rate" means with respect to any Yield Period the interest rate per annum determined by the Administrator by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Administrator in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank market offered rates for U.S. dollars quoted by the British Bankers' Association ("BBA") as set forth on Dow Jones Markets Service (formerly known as Telerate) (or appropriate successor or, if British Bankers' Association or its successor ceases to provide display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Yield Period for an amount comparable to the Portion of Capital to be funded at the Alternate Rate and based upon the Euro-Rate during such Yield Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:


                     Average of London interbank offered rates quoted by BBA as shown on Dow Jones Markets Service display page 3750 or appropriate successor
         Euro-Rate = ----------------------------------------------------
                              1.00 - Euro-Rate Reserve Percentage


where "Euro-Rate Reserve Percentage" means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities"). The Euro-Rate shall be adjusted with respect to any Portion of Capital funded at the Alternate Rate and based upon the Euro-Rate that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrator shall give prompt notice to the Seller of the Euro-Rate as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error).

         "Event of Bankruptcy" means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person composition, marshalling of assets for creditors of a Person, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the U.S. Bankruptcy Code.

         "Excess Concentration" means the sum of the amounts by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds an amount equal to: (a) the applicable Concentration Percentage for such Obligor multiplied by (b) the Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

         "Excluded Receivable" means any Receivable (without giving effect to the exclusion of "Excluded Receivables" from the definition thereof) (i) owed by an Obligor not a resident of the United States, which is denominated in a currency other than U.S. dollars and (ii) originated by any of the New York City Branch, the Fife Branch or the Tampa Major Projects Branch, identified on WESCO's system as Branch Nos. 1225, 7147 and 3840, respectively.

         "Facility Termination Date" means the earliest to occur of: (a) September 15, 1999, (b) the date determined pursuant to Section 2.2 of the Agreement, (c) the date the Purchase Limit reduces to zero pursuant to Section 1.1(b) of the Agreement and (d) the date that the commitments of all of the Purchasers terminate under the Liquidity Agreement.

         "Federal Funds Rate" means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)." If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate." If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrator of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrator.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

         "Fee Letter" has the meaning set forth in Section 1.5 of the Agreement.

         "Fees" means the fees payable by the Seller to the Administrator pursuant to the Fee Letter.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Indemnified Amounts" has the meaning set forth in Section 3.1 of the Agreement.

         "Indemnified Party" has the meaning set forth in Section 3.1 of the Agreement.

         "Independent Director" has the meaning set forth in paragraph 3(c) of
Exhibit IV to the Agreement.

         "Information Package" means a report, in substantially the form of Annex A to the Agreement, furnished to the Administrator pursuant to the Agreement.

         "Insolvency Proceeding" means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S.
Federal, state or foreign law, including the Bankruptcy Code.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

         "Issuer" has the meaning set forth in the preamble to the Agreement.

         "Issuer's Share" of any amount means such amount multiplied by the percentage used to calculate Purchased Interest at the time of determination.

         "LIBOR" means the rate of interest per annum determined by the Administrator to be the arithmetic mean (rounded upward to the nearest 1/16th of 1%) of the rates of interest per annum notified to the Administrator by each Reference Bank as the rate of interest at which dollar deposits in the approximate amount of the Portion of Capital to be funded at the Euro-Rate during such Yield Period would be offered by major banks in the London interbank market to such Reference Bank at its request at or about 11:00 a.m. (London time) on the second Business Day before the commencement of such Yield Period.

         "Liquidity Agent" means PNC in its capacity as the Liquidity Agent pursuant to the Liquidity Agreement.

         "Liquidity Agreement" means and includes (a) the Liquidity Loan Agreement, dated as of June 30, 1999 among the liquidity lenders from time to time party thereto, the Issuer and PNC, as Administrator, as the same may be further amended, supplemented or otherwise modified from time to time and (b) any other agreement hereafter entered into by Issuer providing for the sale by Issuer of Purchased Interests (or portions thereof), or the making of loans or other extensions of credit to Issuer secured by security interests in such Purchased Interests (or portions thereof), to provide an alternate means of funding the Issuer's acquisition of Purchased Interests, and under which the amount available from such sale or such extension of credit is limited to an amount calculated by reference to the value of such Purchased Interests or any portion thereof, in each case as amended, supplemented or otherwise modified from time to time.

         "Lock-Box Account" means an account maintained at a bank or other financial institution for the purpose of receiving Collections.

         "Lock-Box Agreement" means an agreement, in substantially the form of Annex A to the Agreement, among the Seller, the Servicer and a Lock-Box Bank.

         "Lock-Box Bank" means any of the banks or other financial institutions holding one or more Lock-Box Accounts.


         "Loss-to-Liquidation Ratio" means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the average, for the three most recent calendar months ending on such date, of aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during each such month, by (b) the aggregate amount of Collections received by any of the Seller, Servicer, WESCO or any Originator during the most recently ended calendar month.

         "Material Adverse Effect" means, relative to any Person with respect to any event or circumstance, a material adverse effect on:

                  (a) the assets, operations, business or financial condition of such Person,

                  (b) the ability of any of such Person to perform its obligations under the Agreement or any other Transaction Document to which it is a party,

                  (c) the validity or enforceability of any other Transaction Document, or the validity, enforceability or collectability of a material portion of the Pool Receivables, or

                  (d) the status, perfection, enforceability or priority of the Issuer's or the Seller's interest in the Pool Assets.

         "Monthly Settlement Date" means the second Business Day of each calendar month.

         "Net Receivables Pool Balance" means, at any time: (a) the Outstanding Balance of Eligible Receivables then in the Receivables Pool minus (b) the Excess Concentration.

         "Normal Concentration Percentage" means, at any time, 2.0%.

         "Notes" means short-term promissory notes issued, or to be issued, by the Issuer to fund its investments in accounts receivable or other financial assets.

         "Obligor" means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

         "Originator" has the meaning set forth in the Sale Agreement.

         "Originator Assignment Certificate" means each assignment, in substantially the form of Exhibit C to the Sale Agreement, evidencing Seller's ownership of the Receivables generated by Originator, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Sale Agreement.

         "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof.

         "Payment Date" has the meaning set forth in Section 2.1 of the Sale Agreement.

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

         "PNC" has the meaning set forth in the preamble to the Agreement.

         "Pool Assets" has the meaning set forth in Section 1.2(d) of the Agreement.

         "Pool Receivable" means a Receivable in the Receivables Pool.

         "Portion of Capital" has the meaning set forth in Section 1.7 of the Agreement. In addition, at any time when the Capital of the Purchased Interest is not divided into two or more such portions, "Portion of Capital" means 100% of the Capital.

         "Program Support Agreement" means and includes the Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of the Issuer, (b) the issuance of one or more surety bonds for which the Issuer is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by the Issuer to any Program Support Provider of the Purchased Interest (or portions thereof) and/or (d) the making of loans and/or other extensions of credit to the Issuer in connection with the Issuer's securitization program contemplated in the Agreement, together with any letter of credit, surety bond or other instrument issued thereunder (but excluding any discretionary advance facility provided by the Administrator).

         "Program Support Provider" means and includes any Purchaser and any other Person (other than any customer of the Issuer) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, the Issuer pursuant to any Program Support Agreement.

         "Purchase and Sale Indemnified Amounts" has the meaning set forth in
Section 9.1 of the Sale Agreement.

         "Purchase and Sale Indemnified Party" has the meaning set forth in
Section 9.1 of the Sale Agreement.

         "Purchase and Sale Termination Date" has the meaning set forth in
Section 1.4 of the Sale Agreement.

         "Purchase and Sale Termination Event" has the meaning set forth in
Section 8.1 of the Sale Agreement.

         "Purchase Facility" has the meaning set forth in Section 1.1 of the Sale Agreement.

         "Purchase Limit" means $350,000,000, as such amount may be reduced pursuant to Section 1.1(b) of the Agreement. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the then outstanding Capital.

         "Purchase Price" has the meaning set forth in Section 2.1 of the Sale Agreement.

         "Purchase Report" has the meaning set forth in Section 2.1 of the Sale Agreement.

         "Purchased Interest" means, at any time, the undivided percentage ownership interest in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as:

                            Capital + Total Reserves
                          ----------------------------
                          Net Receivables Pool Balance

The Purchased Interest shall be determined from time to time pursuant to
Section 1.3 of the Agreement.

         "Purchaser" has the meaning set forth in Section 5.3(b) of the Agreement.

         "Receivable" means any indebtedness and other obligations (other than Excluded Receivables) owed to the Seller or any Originator by, or any right of the Seller or any Originator to payment from or on behalf of, an Obligor, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by an Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto. Indebtedness and other obligations arising from any one transaction, including indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

         "Receivables Pool" means, at any time, all of the then outstanding Receivables purchased or disposed of by the Seller pursuant to the Sale Agreement prior to the Facility Termination Date.

         "Reference Bank" means PNC.

         "Related Rights" has the meaning set forth in Section 1.1 of the Sale Agreement.

         "Related Security" means, with respect to any Receivable:

                  (a) all of the Seller's and the Originator thereof's interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable,

                  (b) all instruments and chattel paper that may evidence such Receivable,

                  (c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto, and

                  (d) all of the Seller's and the Originator thereof's rights, interests and claims under the Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise.

         "Sale Agreement" means the Purchase and Sale Agreement, dated as of June 30, 1999, among the Seller, the Originators and the Servicer, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

         "Seller" has the meaning set forth in the preamble to the Agreement.

         "Seller's Share" of any amount means the greater of: (a) $0 and (b) such amount minus the Issuer's Share.

         "Servicer" has the meaning set forth in the preamble to the Agreement.

         "Servicing Fee" shall mean the fee referred to in Section 4.6 of the Agreement.

         "Settlement Date" means (a) with respect to any Portion of Capital, the last day of the Yield Period for such Portion of Capital and (b) with respect to any Fees, the Monthly Settlement Date.

         "Solvent" means, with respect to any Person at any time, a condition under which:

                  (i) the fair value and present fair saleable value of such Person's total assets is, on the date of determination, greater than such Person's total liabilities (including contingent and unliquidated liabilities) at such time;

                  (ii) the fair value and present fair saleable value of such Person's assets is greater than the amount that will be required to pay such Person's probable liability on its existing debts as they become absolute and matured ("debts," for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

                  (iii) such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

                  (iv) such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

         For purposes of this definition:

                  (A) the amount of a Person's contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

                  (B) the "fair value" of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

                  (C) the "regular market value" of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to Purchase such asset under ordinary selling conditions; and

                  (D) the "present fair saleable value" of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm's-length transaction in an existing and not theoretical market.

         "Special Obligor" means an Obligor specifically approved in writing by the Administrator as a Special Obligor and set forth on Annex C to the Agreement.

         "Subsidiary" means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

         "Termination Day" means: (a) each day on which the conditions set forth in Section 2 of Exhibit II to the Agreement are not satisfied or (b) each day that occurs on or after the Facility Termination Date.

         "Termination Event" has the meaning specified in Exhibit V to the Agreement.

         "Termination Fee" means, for any Yield Period during which a Termination Day occurs, the amount, if any, by which: (a) the additional Discount (calculated without taking into account any Termination Fee or any shortened duration of such Yield Period pursuant to the definition thereof) that would have accrued during such Yield Period on the reductions of Capital relating to such Yield Period had such reductions not been made, exceeds (b) the income, if any, received by the Issuer from investing the proceeds of such reductions of Capital, as determined by the Administrator, which determination shall be binding and conclusive for all purposes, absent manifest error.

         "Total Reserves" means, on any date, an amount equal to the product of:
(a) the Net Receivables Pool Balance at the close of business of the Servicer on such date, multiplied by (b) 20%.

         "Transaction Documents" means the Agreement, the Lock-Box Agreements, the Fee Letter, the Sale Agreement and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with the Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Agreement.

         "UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

         "Unmatured Termination Event" means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

         "WESCO" has the meaning set forth in the preamble to the Agreement.

         "Year 2000 Problem" means with respect to any Person, the risk that certain computer applications used by such Person may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999.

         "Yield Period" means, with respect to each Portion of Capital:

                  (a) initially the period commencing on the date of a purchase pursuant to Section 1.2 and ending such number of days as the Seller shall select, subject to the approval of the Administrator pursuant to Section 1.2, up to 90 days after such date; and

                  (b) thereafter each period commencing on the last day of the immediately preceding Yield Period for any Portion of Capital of the Purchased Interest and ending such number of days (not to exceed 90 days) as the Seller shall select, subject to the approval of the Administrator pursuant to Section 1.2, on notice by the Seller received by the Administrator (including notice by telephone, confirmed in writing) not later than noon (New York time) on such last day, except that if the Administrator shall not have received such notice or approved such period on or before noon (New York time) on such last day, such period shall be one day; provided, that

                           (i) any Yield Period (other than of one day) which
                  would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if Discount in respect of such Yield Period is computed by reference to the Euro-Rate, and such Yield Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Yield Period shall end on the next preceding Business Day;

                           (ii) in the case of any Yield Period of one day, (A)
                  if such Yield Period is the initial Yield Period for a purchase pursuant to Section 1.2, such Yield Period shall be the day of purchase of the Purchased Interest; (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period, and, if the immediately preceding Yield Period is one day, be the day next following such immediately preceding Yield Period; and (C) if such Yield Period occurs on a day immediately preceding a day which is not a Business Day, such Yield Period shall be extended to the next succeeding Business Day; and

                           (iii) in the case of any Yield Period for any Portion
                  of Capital of the Purchased Interest which commences before the Facility Termination Date and would otherwise end on a date occurring after the Facility Termination Date, such Yield Period shall end on such Facility Termination Date and the duration of each Yield Period which commences on or after the Facility Termination Date shall be of such duration as shall be selected in the sole discretion of the Administrator.

         "Yield Rate" for any Yield Period for any Portion of Capital of the Purchased Interest means an interest rate per annum equal to, at the Seller's option: (a) 0.375% per annum above the Euro-Rate for such Yield Period, or (b) the Base Rate for such Yield Period; provided, however, that in the case of:

                  (i) any Yield Period on or before the first day of which the Administrator shall have been notified by any Purchaser or other Program Support Provider that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Person, to fund any Euro-Rate Portion of Capital (and such Person shall not have subsequently notified the Administrator that such circumstances no longer exist),

                  (ii) any Yield Period of one to (and including) 30 days,

                  (iii) any Yield Period as to which the Administrator does not receive notice before noon (New York City time) on the third Business Day preceding the first day of such Yield Period that the Seller desires that the related Portion of Capital be a Euro-Rate Portion of Capital, or

                  (iv) any Yield Period relating to a Portion of Capital that is less than $5,000,000,

the "Yield Rate" for each such Yield Period shall be an interest rate per annum equal to the Base Rate in effect on each day of such Yield Period. The "Yield Rate" for any day while a Termination Event exists shall be an interest rate equal to 2% per annum above the Base Rate in effect on such day.

         Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, "or" means "and/or," and "including" (and with correlative meaning "include" and "includes") means including without limiting the generality of any description preceding such term.

                                   EXHIBIT II
                             CONDITIONS OF PURCHASES


         1. Conditions Precedent to Initial Purchase. The Initial Purchase under this Agreement is subject to the following conditions precedent that the Administrator shall have received on or before the date of such purchase, each in form and substance (including the date thereof) satisfactory to the Administrator, unless waived by the Administrator in writing:

         (a) A counterpart of the Agreement and the other Transaction Documents executed by the parties thereto.

         (b) Certified copies of: (i) the resolutions of the Board of Directors of each of the Seller, the Originators and WESCO authorizing the execution, delivery and performance by the Seller, such Originator and WESCO, as the case may be, of the Agreement and the other Transaction Documents to which it is a party; (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Agreement and the other Transaction Documents and (iii) the certificate of incorporation and by-laws of the Seller, each Originator and WESCO.

         (c) A certificate of the Secretary or Assistant Secretary of the Seller, the Originators and WESCO certifying the names and true signatures of its officers who are authorized to sign the Agreement and the other Transaction Documents. Until the Administrator receives a subsequent incumbency certificate from the Seller, an Originator or WESCO, as the case may be, the Administrator shall be entitled to rely on the last such certificate delivered to it by the Seller, such Originator or WESCO, as the case may be.

         (d) Acknowledgment copies, or time stamped receipt copies, of proper financing statements, duly filed on or before the date of such initial purchase under the UCC of all jurisdictions that the Administrator may deem necessary or desirable in order to perfect the interests of the Seller, WESCO and the Issuer contemplated by the Agreement and the Sale Agreement.

         (e) Acknowledgment copies, or time-stamped receipt copies, of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by the Originators, WESCO or the Seller.

         (f) Completed UCC search reports, dated on or shortly before the date of the initial purchase hereunder, listing the financing statements filed in all applicable jurisdictions referred to in subsection (e) above that name the Originators or the Seller as debtor, together with copies of such other financing statements, and similar search reports with respect to judgment liens, federal tax liens and liens of the Pension Benefit Guaranty

Corporation in such jurisdictions, as the Administrator may request, showing no Adverse Claims on any Pool Assets.

         (g) Copies of executed Lock-Box Agreements with each Lock-Box Bank.

         (h) Favorable opinions, in form and substance reasonably satisfactory to the Administrator, of: (i) Sidley & Austin, counsel for the Seller, the Originators, WESCO and the Servicer, and (ii) Jeffery B. Kramp, internal counsel for Seller, WESCO and the Originators.

         (i) Satisfactory results of a review and audit (performed by representatives of the Administrator) of the Servicer's collection, operating and reporting systems, the Credit and Collection Policy of each Originator, historical receivables data and accounts, including satisfactory results of a review of the Servicer's operating location(s) and satisfactory review and approval of the Eligible Receivables in existence on the date of the initial purchase under the Agreement, as confirmed in the agreed upon procedures report prepared by PriceWaterhouseCoopers, L.L.P., and delivered to the Administrator prior to the date hereof.

         (j) A pro forma Information Package representing the performance of the Receivables Pool for the calendar month before closing.

         (k) Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by the Fee Letter), costs and expenses to the extent then due and payable on the date thereof, including any such costs, fees and expenses arising under or referenced in Section 5.4 of the Agreement and the Fee Letter.

         (l) The Fee Letter duly executed by the Seller and the Servicer.

         (m) Good standing certificates with respect to each of the Seller, the Originators and the Servicer issued by the Secretary of State (or similar official) of the state of each such Person's organization and principal place of business.

         (n) The Liquidity Agreement and each of the Transaction Documents duly executed by the parties thereto.

         (o) A computer file containing all information with respect to the Receivables as the Administrator or the Issuer may reasonably request.

         (p) Such other approvals, opinions or documents as the Administrator or the Issuer may reasonably request.

         2. Conditions Precedent to All Purchases and Reinvestments. Each purchase (except as to clause (a), including the initial purchase) and each reinvestment shall be subject to the further conditions precedent that:

         (a) in the case of each purchase, the Servicer shall have delivered to the Administrator on or before such purchase, in form and substance satisfactory to the Administrator, a completed pro forma Information Package to reflect the level of Capital and related reserves after such subsequent purchase; and

         (b) on the date of such purchase or reinvestment the following statements shall be true (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

                  (i) the representations and warranties contained in Exhibit III to the Agreement are true and correct in all material respects on and as of the date of such purchase or reinvestment as though made on and as of such date; and

                  (ii) no event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes a Termination Event or an Unmatured Termination Event.

                                   EXHIBIT III
                         REPRESENTATIONS AND WARRANTIES


         1. Representations and Warranties of the Seller. The Seller represents and warrants as follows:

         (a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

         (b) The execution, delivery and performance by the Seller of the Agreement and the other Transaction Documents to which it is a party, including its use of the proceeds of purchases and reinvestments: (i) are within its corporate powers; (ii) have been duly authorized by all necessary corporate action; (iii) do not contravene or result in a default under or conflict with:
(A) its charter or by-laws, (B) any law, rule or regulation applicable to it,
(C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Seller.

         (c) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for its due execution, delivery and performance by the Seller of the Agreement or any other Transaction Document to which it is a party, other than the Uniform Commercial Code filings referred to in Exhibit II to the Agreement, all of which shall have been filed on or before the date of the first purchase hereunder.

         (d) Each of the Agreement and the other Transaction Documents to which the Seller is a party constitutes its legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         (e) There is no pending or, to Seller's best knowledge, threatened action or proceeding affecting Seller or any of its properties before any Governmental Authority or arbitrator.

         (f) No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

         (g) The Seller is the legal and beneficial owner of the Pool Receivables and Related Security, free and clear of any Adverse Claim. Upon each purchase or reinvestment, the Issuer shall acquire a valid and enforceable perfected undivided percentage ownership or security interest, to the extent of the Purchased Interest, in each Pool Receivable then existing or thereafter arising and in the Related Security, Collections and other proceeds with respect thereto, free and clear of any Adverse Claim. The Agreement creates a security interest in favor of the Issuer in the Pool Assets, and the Issuer has a first priority perfected security interest in the Pool Assets, free and clear of any Adverse Claims. No effective financing statement or other instrument similar in effect covering any Pool Asset is on file in any recording office, except those filed in favor of the Seller pursuant to the Sale Agreement and the Issuer relating to the Agreement, or in respect of which the Administrator has received evidence satisfactory to the Administrator of acknowledgment copies, or time-stamped receipt copies, of proper financing statements releasing or terminating, as applicable, all security interests and other rights of any Person in such Pool Asset.

         (h) Each Information Package (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Administrator in connection with the Agreement or any other Transaction Document to which it is a party is or will be complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Administrator at such time) as of the date so furnished,

         (i) The Seller's principal place of business and chief executive office (as such terms are used in the UCC) and the office where it keeps its records concerning the Receivables are located at the address referred to in Sections 1(b) and 2(b) of Exhibit IV to the Agreement.

         (j) The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule II to the Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Administrator in accordance with the Agreement) and all Lock-Box Accounts are subject to Lock-Box Agreements (except as otherwise agreed to in writing by the Administrator).

         (k) The Seller is not in violation of any order of any court, arbitrator or Governmental Authority.

         (l) Neither the Seller nor any of its Affiliates has any direct or indirect ownership or other financial interest in the Issuer.

         (m) No proceeds of any purchase or reinvestment will be used for any purpose that violates any applicable law, rule or regulation, including Regulations G or U of the Federal Reserve Board.

         (n) Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable.

         (o) No event has occurred and is continuing, or would result from a purchase in respect of, or reinvestment in respect of, the Purchased Interest or from the application of the proceeds therefrom, that constitutes a Termination Event or an Unmatured Termination Event.

         (p) The Seller has accounted for each sale of undivided percentage ownership interests in Receivables in its books and financial statements as sales, consistent with generally accepted accounting principles.

         (q) The Seller has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Receivable originated by such Originator.

         (r) The Seller has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

         (s) The Seller's complete corporate name is set forth in the preamble to the Agreement, and it does not use and has not during the last six years used any other corporate name, trade name, doing-business name or fictitious name, except as set forth on Schedule III to the Agreement and except for names first used after the date of the Agreement and set forth in a notice delivered to the Administrator pursuant to Section 1(l)(iv) of Exhibit IV to the Agreement.

         (t) The Seller is not an "investment company," or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended. In addition, the Seller is not a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         (u) The Seller has reviewed the areas within its business and operations which could be adversely affected by, and has developed or is developing a program to address on a timely basis, the Year 2000 Problem. The Year 2000 Problem will not have any Material Adverse Effect.

         2. Representations and Warranties of WESCO (including in its capacity as the Servicer). WESCO, individually and in its capacity as the Servicer, represents and warrants as follows:

         (a) WESCO is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

         (b) The execution, delivery and performance by WESCO of the Agreement and the other Transaction Documents to which it is a party, including the Servicer's use of the proceeds of purchases and reinvestments: (i) are within its corporate powers; (ii) have been duly authorized by all necessary corporate action; (iii) do not contravene or result in a default under or conflict with:
(A) its charter or by-laws, (B) any law, rule or regulation applicable to it,
(C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which WESCO is a party have been duly executed and delivered by WESCO.

         (c) No authorization, approval or other action by, and no notice to or filing with any Governmental Authority or other Person, is required for the due execution, delivery and performance by WESCO of the Agreement or any other Transaction Document to which it is a party.

         (d) Each of the Agreement and the other Transaction Documents to which WESCO is a party constitutes the legal, valid and binding obligation of WESCO enforceable against WESCO in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         (e) The balance sheets of WESCO and its consolidated Subsidiaries as at [December 31, 1998], and the related statements of income and retained earnings for the fiscal year then ended, copies of which have been furnished to the Administrator, fairly present the financial condition of WESCO and its consolidated Subsidiaries as at such date and the results of the operations of WESCO and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since [December 31, 1998 ] there has been no event or circumstances which have had a Material Adverse Effect.

         (f) Except as disclosed in the most recent audited financial statements of WESCO furnished to the Administrator, there is no pending or, to its best knowledge, threatened action or proceeding affecting it or any of its Subsidiaries before any Governmental Authority or arbitrator that could have a Material Adverse Effect.

         (g) No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

         (h) Each Information Package (if prepared by WESCO or one of its Affiliates, or to the extent that information contained therein is supplied by WESCO or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Servicer to the Administrator in connection with the Agreement is or will be complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Administrator at such time) as of the date so furnished.

         (i) The principal place of business and chief executive office (as such terms are used in the UCC) of WESCO and the office where it keeps its records concerning the Receivables are located at the address referred to in Section 2(b) of Exhibit IV to the Agreement.

         (j) WESCO is not in violation of any order of any court, arbitrator or Governmental Authority, which could have a Material Adverse Effect.

         (k) Neither WESCO nor any of its Affiliates has any direct or indirect ownership or other financial interest in the Issuer.

         (l) The Servicer has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Receivable originated by such Originator.

         (m) WESCO has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

         (n) WESCO is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended. In addition, WESCO is not a "holding company," a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         (o) The Servicer has reviewed the areas within its business and operations which could be adversely affected by, and has developed or is developing a program to address on a timely basis, the Year 2000 Problem. The Year 2000 Problem will not have any Material Adverse Effect.

                                   EXHIBIT IV
                                    COVENANTS


         1. Covenants of the Seller. Until the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding or the date all other amounts owed by the Seller under the Agreement to the Issuer, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:

         (a) Compliance with Laws, Etc. The Seller shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

         (b) Offices, Records and Books of Account, Etc. The Seller: (i) shall keep its principal place of business and chief executive office (as such terms or similar terms are used in the UCC) and the office where it keeps its records concerning the Receivables at the address of the Seller set forth under its name on the signature page to the Agreement or, pursuant to clause (l)(iv) below, at any other locations in jurisdictions where all actions reasonably requested by the Administrator to protect and perfect the interest of the Issuer in the Receivables and related items (including the Pool Assets) have been taken and completed and (ii) shall provide the Administrator with at least 30 days' written notice before making any change in the Seller's name or making any other change in the Seller's identity or corporate structure (including a Change in Control) that could render any UCC financing statement filed in connection with this Agreement "seriously misleading" as such term (or similar term) is used in the UCC; each notice to the Administrator pursuant to this sentence shall set forth the applicable change and the effective date thereof. The Seller also will maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

         (c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller shall (and shall cause the Servicer to), at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the applicable Credit and Collection Policies with regard to each Receivable and the related Contract.

         (d) Ownership Interest, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Issuer, including taking such action to perfect, protect or more fully evidence the interest of the Issuer as the Issuer, through the Administrator, may reasonably request.

         (e) Sales, Liens, Etc. The Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under any Pool Assets (including the Seller's undivided interest in any Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Receivables are sent), or assign any right to receive income in respect of any items contemplated by this paragraph.

         (f) Extension or Amendment of Receivables. Except as provided in the Agreement, the Seller shall not, and shall not permit the Servicer to, extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract.

         (g) Change in Business or Credit and Collection Policy. The Seller shall not make (or permit any Originator to make) any material change in the character of its business or in any Credit and Collection Policy, or any change in any Credit and Collection Policy that would have a Material Adverse Effect with respect to the Receivables. The Seller shall not make (or permit any Originator to make) any other change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator.

         (h) Audits. The Seller shall (and shall cause each Originator to), from time to time during regular business hours, but no more frequently than annually unless (x) a Termination Event or Unmatured Termination Event has occurred and is continuing or (y) in the opinion of the Administrator reasonable grounds for insecurity exist with respect to the collectability of a material portion of the Pool Receivables or with respect to the Seller's performance or ability to perform in any material respect its obligations under the Agreement, as reasonably requested in advance (unless a Termination Event or Unmatured Termination Event exists) by the Administrator, permit the Administrator, or its agents or representatives: (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Seller (or any such Originator) relating to Receivables and the Related Security, including the related Contracts, and
(ii) to visit the offices and properties of the Seller and the Originators for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or the Seller's, WESCO's or the Originators' performance under the Transaction Documents or under the Contracts with any of the officers, employees, agents or contractors of the Seller, WESCO or the Originators having knowledge of such matters.

         (i) Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. The Seller shall not, and shall not permit the Servicer or any Originator to, add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Seller, the Originators, the Servicer or any Lock-Box Account (or related post office box), unless the Administrator shall have consented thereto in writing and the Administrator shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith.

         (j) Deposits to Lock-Box Accounts. The Seller shall (or shall cause the Servicer to): (i) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections received by it, the Servicer or any Originator into Lock-Box Accounts not later than one Business Day after receipt thereof. Except as otherwise agreed to in writing by the Administrator, each Lock-Box Account shall at all times be subject to a Lock-Box Agreement. The Seller will not (and will not permit the Servicer to) deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections.

         (k) [Intentionally Omitted].

         (l) Reporting Requirements. The Seller will provide to the Administrator (in multiple copies, if requested by the Administrator) the following:

                  (i) as soon as available and in any event within 90 days after the end of each fiscal year of the Seller, a copy of the annual report for such year for the Seller, containing unaudited financial statements for such year certified as to accuracy by the chief financial officer or treasurer of the Seller;

                  (ii) as soon as possible and in any event within five days after the occurrence of each Termination Event or Unmatured Termination Event, a statement of the chief financial officer of the Seller setting forth details of such Termination Event or Unmatured Termination Event and the action that the Seller has taken and proposes to take with respect thereto;

                  (iii) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any of its Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate;

                  (iv) at least thirty days before any change in the Seller's name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;

                  (v) promptly after the Seller obtains knowledge thereof, notice of any: (A) material litigation, investigation or proceeding that may exist at any time between the Seller and any Person or (B) material litigation or proceeding relating to any Transaction Document;

                  (vi) promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial or other condition of the Seller, the Servicer or any Originator; and

                  (vii) such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller or any of its Affiliates as the Administrator may from time to time reasonably request.

         (m) Certain Agreements. Without the prior written consent of the Administrator, the Seller will not (and will not permit any Originator to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller's certificate of incorporation or by-laws.

         (n) Restricted Payments. (i) Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any shares of its capital stock, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as "Restricted Payments").

                  (ii) Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways:
         (A) the Seller may make cash payments (including prepayments) on the Company Note in accordance with its terms, and (B) if no amounts are then outstanding under the Company Note, the Seller may declare and pay dividends.

                  (iii) The Seller may make Restricted Payments only out of the funds it receives pursuant to Sections 1.4(b)(ii) and (iv) of the Agreement. Furthermore, the Seller shall not pay, make or declare: (A) any dividend if, after giving effect thereto, the Seller's tangible net worth would be less than $50,000,000, or (B) any Restricted Payment (including any dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.

         (o) Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents; (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers' acceptances) other than pursuant to this Agreement or the Company Note; or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

         (p) Use of Seller's Share of Collections. The Seller shall apply the Seller's Share of Collections to make payments in the following order of priority: (i) the payment of its expenses (including all obligations payable to the Issuer and the Administrator under the Agreement and under the Fee Letter);
(ii) the payment of accrued and unpaid interest on the Company Note; and (iii) other legal and valid corporate purposes.

         (q) Tangible Net Worth. The Seller will not permit its tangible net worth, at any time, to be less than $50,000,000.

         2. Covenants of the Servicer and WESCO. Until the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding or the date all other amounts owed by the Seller under the Agreement to the Issuer, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:

         (a) Compliance with Laws, Etc. The Servicer and, to the extent that it ceases to be the Servicer, WESCO shall comply (and shall cause each Originator to comply) in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

         (b) Offices, Records and Books of Account, Etc. The Servicer and, to the extent that it ceases to be the Servicer, WESCO, shall keep (and shall cause each Originator to keep) its principal place of business and chief executive office (as such terms or similar terms are used in the applicable UCC) and the office where it keeps its records concerning the Receivables at the address of the Servicer set forth under its name on the signature page to the Agreement or, upon at least 30 days' prior written notice of a proposed change to the Administrator, at any other locations in jurisdictions where all actions reasonably requested by the Administrator to protect and perfect the interest of the Issuer in the Receivables and related items (including the Pool Assets) have been taken and completed. The Servicer and, to the extent that it ceases to be the Servicer, WESCO, also will (and will cause each Originator to) maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

         (c) Performance and Compliance with Contracts and Credit and Collection Policy. The Servicer and, to the extent that it ceases to be the Servicer, WESCO, shall (and shall cause each Originator to), at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

         (d) Extension or Amendment of Receivables. Except as provided in the Agreement, the Servicer and, to the extent that it ceases to be the Servicer, WESCO, shall not extend (and shall not permit any Originator to extend), the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract.

         (e) Change in Business or Credit and Collection Policy. The Servicer and, to the extent that it ceases to be the Servicer, WESCO, shall not make (and shall not permit any Originator to make) any material change in the character of its business or in any Credit and Collection Policy, or any change in any Credit and Collection Policy that would have a Material Adverse Effect. The Servicer and, to the extent that it ceases to be the Servicer, WESCO, shall not make (and shall not permit any Originator to make) any other change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator.

         (f) Audits. The Servicer and, to the extent that it ceases to be the Servicer, WESCO, shall (and shall cause each Originator to), from time to time during regular business hours, but no more frequently than annually unless (x) a Termination Event or Unmatured Termination Event has occurred and is continuing or (y) in the opinion of the Administrator reasonable grounds for insecurity exist with respect to the collectability of a material portion of the Pool Receivables or with respect to the Servicer's performance or ability to perform in any material respect its obligations under the Agreement, as reasonably requested in advance (unless a Termination Event or Unmatured Termination Event exists) by the Administrator, permit the Administrator, or its agents or representatives: (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in its possession or under its control relating to Receivables and the Related Security, including the related Contracts; and (ii) to visit its offices and properties for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or its performance hereunder or under the Contracts with any of its officers, employees, agents or contractors having knowledge of such matters.

         (g) Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. The Servicer and, to the extent that it ceases to be the Servicer, WESCO, shall not (and shall not permit any Originator to) add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Servicer or any Lock-Box Account (or related post office box), unless the Administrator shall have consented thereto in writing and the Administrator shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith.

         (h) Deposits to Lock-Box Accounts. The Servicer shall: (i) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis); and (ii) deposit, or cause to be deposited, any Collections received by it into Lock-Box Accounts not later than one Business Day after receipt thereof. Except as otherwise agreed to in writing by the Administrator, each Lock-Box Account shall at all times be subject to a Lock-Box Agreement. The Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections.

         (i) [Intentionally Omitted].

         (j) Reporting Requirements. WESCO shall provide to the Administrator (in multiple copies, if requested by the Administrator) the following:

                  (i) as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of WESCO, balance sheets of WESCO and its consolidated Subsidiaries as of the end of such quarter and statements of income, retained earnings and cash flow of WESCO and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of such Person;

                  (ii) as soon as available and in any event within 90 days after the end of each fiscal year of such Person, a copy of the annual report for such year for such Person and its consolidated Subsidiaries, containing financial statements for such year audited by independent certified public accountants of nationally recognized standing;

                  (iii) as to the Servicer only, as soon as available and in any event not later than the twentieth day after the last day of each calendar month, an Information

         Package as of the last day of such month or, within 10 Business Days of a request by the Administrator, an Information Package for such periods as is specified by the Administrator (including on a semi-monthly, weekly or daily basis);

                  (iv) as soon as possible and in any event within five days after becoming aware of the occurrence of each Termination Event or Unmatured Termination Event, a statement of the chief financial officer of WESCO setting forth details of such Termination Event or Unmatured Termination Event and the action that such Person has taken and proposes to take with respect thereto;

                  (v) promptly after the sending or filing thereof, copies of all reports that WESCO sends to any of its security holders, and copies of all reports and registration statements that WESCO or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange; provided, that any filings with the Securities and Exchange Commission that have been granted "confidential" treatment shall be provided promptly after such filings have become publicly available;

                  (vi) promptly after the filing or receiving thereof, copies of all reports and notices that WESCO or any of its Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that such Person or any of its Affiliates receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which such Person or any of its Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, result in the imposition of liability on WESCO and/or any such Affiliate;

                  (vii) at least thirty days before any change in WESCO's or any Originator's name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;

                  (viii) promptly after WESCO obtains knowledge thereof, notice of any: (A) litigation, investigation or proceeding that may exist at any time between WESCO or any of its Subsidiaries and any Governmental Authority that, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect; (B) litigation or proceeding adversely affecting such Person or any of its Subsidiaries in which the amount involved is $500,000 or more and not covered by insurance or in which injunctive or similar relief is sought; or (C) litigation or proceeding relating to any Transaction Document;

                  (ix) promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial or other condition of WESCO or any of its Subsidiaries; and

                  (x) such other information respecting the Receivables or the condition or operations, financial or otherwise, of WESCO or any of its Affiliates as the Administrator may from time to time reasonably request.

         3. Separate Existence. Each of the Seller and WESCO hereby acknowledges that the Purchasers, the Issuer and the Administrator are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller's identity as a legal entity separate from WESCO and its Affiliates. Therefore, from and after the date hereof, each of the Seller and WESCO shall take all steps specifically required by the Agreement or reasonably required by the Administrator to continue the Seller's identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of WESCO and any other Person, and is not a division of WESCO, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and WESCO shall take such actions as shall be required in order that:

                  (a) The Seller will be a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, granting security interests or selling interests in Pool Assets, (ii) entering into agreements for the selling and servicing of the Receivables Pool, and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

                  (b) The Seller shall not engage in any business or activity, or incur any indebtedness or liability, other than as expressly permitted by the Transaction Documents;

                  (c) Not less than one member of the Seller's Board of Directors (the "Independent Director") shall be an individual who is not a direct, indirect or beneficial stockholder, officer, director, employee, affiliate, associate or supplier of WESCO or any of its Affiliates. The certificate of incorporation of the Seller shall provide that: (i) the Seller's Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action, and (ii) such provision cannot be amended without the prior written consent of the Independent Director;

                  (d) The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, WESCO or any Affiliate thereof;

                  (e) Any employee, consultant or agent of the Seller will be compensated from the Seller's funds for services provided to the Seller. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the

         Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee, and a manager, which manager will be fully compensated from the Seller's funds;

                  (f) The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will pay the Servicer the Servicing Fee pursuant hereto. The Seller will not incur any material indirect or overhead expenses for items shared with WESCO (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee or the manager's fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that WESCO shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees;

                  (g) The Seller's operating expenses will not be paid by WESCO or any other Affiliate thereof;

                  (h) All of the Seller's business correspondence and other communications shall be conducted in the Seller's own name and on its own separate stationery;

                  (i) The Seller's books and records will be maintained separately from those of WESCO and any other Affiliate thereof;

                  (j) All financial statements of WESCO or any Affiliate thereof that are consolidated to include Seller will contain detailed notes clearly stating that: (i) a special purpose corporation exists as a Subsidiary of WESCO, and (ii) the Originators has sold receivables and other related assets to such special purpose Subsidiary that, in turn, has sold undivided interests therein to certain financial institutions and other entities;

                  (k) The Seller's assets will be maintained in a manner that facilitates their identification and segregation from those of WESCO or any Affiliate thereof;

                  (l) The Seller will strictly observe corporate formalities in its dealings with WESCO or any Affiliate thereof, and funds or other assets of the Seller will not be commingled with those of WESCO or any Affiliate thereof except as permitted by the Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which WESCO or any Affiliate thereof (other than WESCO in its capacity as the Servicer) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of WESCO or any Subsidiary or other Affiliate of WESCO. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate; and

                  (m) The Seller will maintain arm's-length relationships with WESCO (and any Affiliate thereof). Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller nor WESCO will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller and WESCO will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

                  (n) WESCO shall not pay the salaries of Seller's employees, if any.

                                    EXHIBIT V
                               TERMINATION EVENTS


         Each of the following shall be a "Termination Event":

         (a)(i) the Seller, WESCO, any Originator or the Servicer shall fail to perform or observe any term, covenant or agreement under the Agreement or any other Transaction Document and, except as otherwise provided herein, such failure shall continue for 10 days after knowledge or notice thereof, (ii) the Seller or the Servicer shall fail to make when due any payment or deposit to be made by it under the Agreement and such failure shall continue unremedied for [three ] Business Days or (iii) WESCO shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrator shall have been appointed;

         (b) WESCO (or any Affiliate thereof) shall fail to transfer to any successor Servicer when required any rights pursuant to the Agreement that WESCO (or such Affiliate) then has as Servicer;

         (c) any representation or warranty made or deemed made by the Seller, WESCO or any Originator (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document, or any information or report delivered by the Seller, WESCO or any Originator or the Servicer pursuant to the Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, and shall remain incorrect or untrue for 10 days after notice to the Seller or the Servicer of such inaccuracy;

         (d) the Seller or the Servicer shall fail to deliver the Information Package pursuant to the Agreement, and such failure shall remain unremedied for two days;

         (e) the Agreement or any purchase or reinvestment pursuant to the Agreement shall for any reason: (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable perfected undivided percentage ownership or security interest to the extent of the Purchased Interest in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, or (ii) cease to create with respect to the Pool Assets, or the interest of the Issuer with respect to such Pool Assets shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim,

         (f) the Seller, WESCO or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, WESCO or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, WESCO or any Originator shall take any corporate action to authorize any of the actions set forth above in this paragraph;

         (g) the (A) Default Ratio shall exceed 10%; (B) the Delinquency Ratio shall exceed 25%, or (C) the Dilution Ratio shall exceed 10%.

         (h) a Change in Control shall occur,

         (i) at any time (i) the sum of (A) the Capital plus (B) the Total Reserves, exceeds (ii) the sum of (A) the Net Receivables Pool Balance at such time plus (B) the Issuer's Share of the amount of Collections then on deposit in the Lock-Box Accounts (other than amounts set aside therein representing Discount and fees), and such circumstance shall not have been cured within two Business Days,

         (j) (i) WESCO or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $20,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (and shall have not been waived); or (ii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (and shall have not been waived), if, in either case: (a) the effect of such non-payment, event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt, or (b) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof;

         (k) either: (i) a contribution failure shall occur with respect to any Benefit Plan sufficient to give rise to a lien under Section 302(f) of ERISA,
(ii) the Internal Revenue Service shall file a notice of lien asserting a claim or claims of $250,000 or more in the aggregate pursuant to the Internal Revenue Code with regard to any of the assets of Seller, any Originator, WESCO or any ERISA Affiliate and such lien shall have been filed and not released within 10 days, or (iii) the Pension Benefit Guaranty Corporation shall, or shall indicate its intention in writing to the Seller, any Originator, WESCO or any ERISA Affiliate to, either file a notice of lien asserting a claim pursuant to ERISA with regard to any assets of the Seller, any Originator, WESCO or any ERISA Affiliate or terminate any Benefit Plan that has unfunded benefit liabilities, or any steps shall have been taken to terminate any Benefit Plan subject to Title IV of ERISA so as to result in any liability in excess of $1,000,000 and such lien shall have been filed and not released within 10 days.